As filed with the Securities and Exchange Commission on April 10, 2012

Registration No. 033-22370

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tekelec

(Exact name of registrant as specified in its charter)

California	95-2746131
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5200 Paramount Parkway, Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)

1984 Stock Option Plan

Employee Stock Purchase Plan

(Full title of the plan)

Stuart H. Kupinsky

Senior Vice President, Corporate Affairs and General Counsel

5200 Paramount Parkway,

Morrisville, North Carolina 27560

(919) 460-5500

(Name, address and telephone number of agent for service)

Copies to:

Daniel Clivner, Esq.

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, California 90067

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statement on Form S-8 (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim): Registration Statement 033-22370 registering 200,000 shares of common stock, without par value per share (the “Company common stock”), of Tekelec, a California corporation (the “Company”), for the 1984 Stock Option Plan (the “Registration Statement”).

On January 27, 2012, pursuant to the Agreement and Plan of Merger, dated as of November 6, 2011 (the “Merger Agreement”), by and among the Company, Titan Private Holdings I, LLC, a Delaware limited liability company (“Parent”), and Titan Private Acquisition Corp., a California corporation (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company, with the Company continuing as the surviving entity (the “Merger”). As a result of the Merger, the Company became an indirect wholly-owned subsidiary of Parent. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of the Company common stock, without par value, other than shares held by the Company or by Parent or any of its subsidiaries, or by shareholders who properly exercise their dissenting shareholder rights under California law for such shares, was converted into the right to receive $11.00 in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a post-effective amendment on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on April 10, 2012.

Tekelec

By:	/s/ Ronald J. de Lange
Ronald J. de Lange
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ronald J. de Lange Ronald J. de Lange	President and Chief Executive Officer (Principal Executive Officer) and Director	April 10, 2012

/s/ Gregory S. Rush Gregory S. Rush	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 10, 2012

/s/ Frank Baker Frank Baker	Director	April 10, 2012

/s/ Peter Berger Peter Berger	Director	April 10, 2012

/s/ Merle Gilmore Merle Gilmore	Director	April 10, 2012

/s/ Jeffrey Hendren Jeffrey Hendren	Director	April 10, 2012

/s/ Richard Mace Richard Mace	Director	April 10, 2012

/s/ Roderick Randall Roderick Randall	Director	April 10, 2012